Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03

                                                                  Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03



PRICING SUPPLEMENT NO. 20 DATED April 6, 2004

     (To Prospectus Dated March 20, 2003 and Prospectus Supplements Dated April 8, 2003 and March 17, 2004)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series L
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                         Floating Rate Notes



Trade Date:                April 6, 2004                      Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       April 12, 2004     Principal Amount:     $385,000,000
Stated Maturity Date:      April 12, 2006     Net Proceeds:         $384,615,000
                                              Specified Currency:   U. S. Dollar


     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate

     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |X| LIBOR |_| Other
                          [Telerate Page 7051]             [Telerate Page[   ]]
                          [Telerate Page 7052]             [Reuters Page [  ]]
                            |_|  Weekly Average            [Currency:   [   ]]

                               |_| Monthly Average

Exchange Rate Agent:       [N/A]


     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 1.26% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days

                             prior to each Interest
                               Payment Date

Interest  Factor Convention: N/A
Index Maturity:            3 months
Spread Multiplier:                     N/A

Spread (plus or minus):    plus 12 basis points

Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    Quarterly on the 12th of
                            January, April, July, and
                          October, commencing July 12,
                           2004

                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A


     Agents: Wachovia Securities Inc., Banc One Capital Markets, Inc., Goldman, Sachs & Co, Lehman Brothers, and RBC Dominion Securities Corp.
Calculation Agent:        The Bank of New York


Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:

     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.

     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Home Loans. As of December 31, 2003, Countrywide Financial Corporation did not have any secured indebtedness outstanding, and Countrywide Home Loans had $1,779,374,485 of secured indebtedness outstanding, including $1,153,262,500 of intercompany borrowings. As of that date, Countrywide Home Loans had $22,317,600,565 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplements and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplements and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.